EXHIBIT 97

COMPENSATION RECOVERY POLICY

OVERVIEW

This Compensation Recovery Policy (this “Recovery Policy”) is adopted by Weyerhaeuser Company (the “Company”), as of August 10, 2023 as required by Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Rule 10D-1 under the Exchange Act and the applicable New York Stock Exchange Listing Standards (collectively, the “Recovery Rules”). The purpose of this Recovery Policy is to (1) comply with the Company’s obligations under the Recovery Rules and (2) provide the Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of the Company with authority to recover compensation from Executive Officers and Designated Employees, as applicable, in connection with a Covered Financial Restatement. This Recovery Policy replaces in its entirety the Company’s Incentive Compensation Clawback Policy in effect as of the date hereof (the “Original Recovery Policy”) for Clawback Eligible Compensation received on or after October 2, 2023, but otherwise is intended to apply independently of all other clawback, recoupment or forfeiture policies, agreements or other arrangements of the Company (collectively, “Other Clawback Policies”). For the avoidance of doubt, the Original Recovery Policy shall remain in effect for compensation received prior to October 2, 2023. Capitalized terms used but not immediately defined herein shall have the meanings set forth opposite such terms in the “Definitions” section of this Recovery Policy.

ADMINISTRATION

This Recovery Policy shall be administered by the Compensation Committee. The Compensation Committee shall have the full power and authority to interpret, and make determinations under, this Recovery Policy, consistent with the Recovery Rules. All determinations and decisions made by the Compensation Committee pursuant to this Recovery Policy shall be final, conclusive and binding on each member of the Company Group, its respective affiliates, stockholders and employees. In the absence of the Compensation Committee, a majority of the independent directors serving on the Board shall administer this Recovery Policy as set forth in this paragraph.

COVERED COMPENSATION AND EMPLOYEES

This Recovery Policy applies to all Clawback Eligible Compensation. Each Executive Officer and Designated Employee shall be subject to this Recovery Policy.

MANDATORY RECOVERY OF EXCESS INCENTIVE COMPENSATION FROM EXECUTIVE OFFICERS

In the event the Company is required to prepare a Covered Financial Restatement, the Company shall seek reasonably promptly the recovery of any Excess Incentive Compensation received by an Executive Officer during the three completed fiscal years immediately preceding the applicable Triggering Date (or any transition period that results from a change in the Company’s fiscal year within or immediately following such three completed fiscal years); provided, however, that a transition period between the last day of the Company’s previous fiscal year-end and the first day of its new fiscal year that comprises a period of nine to 12 months shall be considered a completed fiscal year for purposes of this Recovery Policy. The Company’s obligation to recover Excess Incentive Compensation from an Executive Officer is not dependent on if, or when, the applicable restated financial statements are filed. Unless otherwise specified by the Compensation Committee, an Executive Officer shall be required to forfeit or repay the Excess Incentive Compensation within 90 days following the date such Executive Officer is informed that such Executive Officer has received Excess Incentive Compensation from the Company Group.

The Company must recover Excess Incentive Compensation paid to an Executive Officer pursuant to this Recovery Policy unless the Compensation Committee determines that recovery would be impracticable due to the fact that (i) the direct expense paid to a third party to assist in enforcing this Recovery Policy would exceed the amount to be recovered; or (ii) recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.

DISCRETIONARY RECOVERY OF EXCESS INCENTIVE COMPENSATION AND TIME-BASED COMPENSATION

In the event the Company is required to prepare a Covered Financial Restatement, the Compensation Committee shall have complete discretion under this Recovery Policy to pursue recovery of (1) Excess Incentive Compensation and Time-Based Compensation received by any Designated Employee and (2) Time-Based Compensation received by any Executive Officer, in each case during the three completed fiscal years immediately preceding the applicable Triggering Date. In making its determination, the Compensation Committee will take into account such factors as it deems appropriate, including but not limited to (a) whether the Designated Employee or Executive Officer has engaged in

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misconduct or negligent conduct that caused or contributed to the Covered Financial Restatement and (b) the amount of the Excess Incentive Compensation and Time-Based Compensation subject to recovery. For the avoidance of doubt, the recovery of Excess Incentive Compensation and Time-Based Compensation from a Designated Employee, and the recovery of Time-Based Compensation from an Executive Officer, shall not be mandatory.

METHOD OF RECOVERY FROM EXECUTIVE OFFICERS AND DESIGNATED EMPLOYEES

Subject to the Recovery Rules, the Compensation Committee shall have discretion to determine the method by which Excess Incentive Compensation or Time-Based Compensation, as applicable, shall be recovered from each Executive Officer or Designated Employee, as applicable; provided that (1) to the extent the applicable Excess Incentive Compensation or Time-Based Compensation consists of amounts that have been received by, but not yet paid to, such Executive Officer or Designated Employee, such unpaid amounts shall be forfeited, and (2) to the extent any remaining Excess Incentive Compensation or Time-Based Compensation consists of amounts paid to such Executive Officer or Designated Employee in cash or shares of Company common stock that are still held by such individual, then such individual shall be entitled to repay such amount either in cash or such shares of Company common stock, as applicable. For the avoidance of doubt, any Excess Incentive Compensation or Time-Based Compensation received by an Executive Officer or Designated Employee that has subsequently been forfeited prior to payment thereof (including as a result of termination of employment or breach of contract) shall be deemed to have been repaid in accordance with this Recovery Policy. To the extent that the application of this Recovery Policy would provide for recovery of Excess Incentive Compensation or Time-Based Compensation, as applicable, that the Company recovers pursuant to Section 304 of the Sarbanes-Oxley Act or Other Clawback Policies, the amount that the Executive Officer or Designated Employee has already reimbursed the Company shall be credited to the required recovery under this Recovery Policy.

NO ADDITIONAL PAYMENTS

In no event shall the Company be required to award an Executive Officer or a Designated Employee an additional payment if the restated or accurate financial results would have resulted in a higher incentive compensation payment.

NO INDEMNIFICATION OF EXECUTIVE OFFICERS OR DESIGNATED EMPLOYEES

The Company shall not be permitted to insure or indemnify any Executive Officer or Designated Employee against (i) the loss of any Excess Incentive Compensation or Time-Based Compensation, as applicable, that is repaid, returned or recovered pursuant to the terms of this Recovery Policy or otherwise, or (ii) any claims relating to the Company’s enforcement of its rights under this Recovery Policy.

APPLICABILITY; FORMS OF RECOVERY

This Recovery Policy shall only apply to Clawback Eligible Compensation received on or after October 2, 2023, and the Original Recovery Policy shall govern the recovery of any compensation received by an Executive Officer or Designated Employee received prior to October 2, 2023. This Recovery Policy shall not limit the rights of the Company to take any other actions or pursue other remedies that the Company may deem appropriate under the circumstances and under applicable law. To the extent the Executive Officer or Designated Employee does not make reimbursement of the Excess Incentive Compensation or Time-Based Compensation, as applicable, the Company shall have the right to sue for repayment and enforce the repayment through the reduction or cancellation of outstanding and future incentive compensation. To the extent any shares have been issued under vested awards or such shares have been sold by the Executive Officer or Designated Employee, the Company shall have the right to cancel any other outstanding stock-based awards with a value equivalent to the Excess Incentive Compensation or Time-Based Compensation, as applicable, as determined by the Compensation Committee.

For the avoidance of doubt, any action by the Company to recover Excess Incentive Compensation or Time-Based Compensation under this Recovery Policy from an Executive Officer or a Designated Employee shall not, whether alone or in combination with any other action, event or condition, be deemed (i) “good reason” or term of similar import or to serve as a basis for a claim of constructive termination under any benefit or compensation arrangement applicable to such Executive Officer or Designated Employee, as applicable, or (ii) to constitute a breach of a contract or other arrangement to which such Executive Officer or Designated Employee, as applicable, is party.

GOVERNING LAW

This Recovery Policy shall be governed by and construed in accordance with the laws of the State of Washington without regard to conflicts of law thereof or of any other jurisdiction. Any dispute, controversy or claim arising out of or relating to this Recovery Policy shall be resolved by confidential final and binding arbitration by three arbitrators conducted in Seattle, Washington, administered by and in accordance with the then-existing JAMS Comprehensive Arbitration Rules and Procedures. Any dispute regarding the scope of the arbitration (including the matters

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subject to arbitration and any legal issues arising in the arbitration) shall be resolved by the arbitrators. Except as provided above, the parties shall each bear their own expenses in connection with any dispute under or relating to this Recovery Policy.

AMENDMENT

The Board may amend or terminate this Recovery Policy from time to time in its sole discretion.

DEFINITIONS

“Company Group” means the Company, collectively with each of its direct and indirect subsidiaries.

“Clawback Eligible Compensation” means any: (A) Incentive Compensation received by an Executive Officer or a Designated Employee, as applicable, (i) on or after October 2, 2023, (ii) in the case of an Executive Officer, after beginning service as an Executive Officer, (iii) who served as an Executive Officer or a Designated Employee, as applicable, at any time during the applicable performance period relating to such Incentive Compensation (whether or not such individual is serving as such at the time any Incentive Compensation is required to be repaid to the Company), and (iv) while the Company has a class of securities listed on a national securities exchange or a national securities association; or (B) Time-Based Compensation received by an Executive Officer or a Designated Employee, as applicable, on or after October 2, 2023.

“Covered Financial Restatement” means an accounting restatement required due to material noncompliance by the Company with any financial reporting requirements under the federal securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. The following shall not constitute a Covered Financial Restatement: (i) out-of-period adjustments; (ii) retrospective application of a change in accounting principle; (iii) retrospective revision to reportable segment information due to a change in the structure of the internal organization of the Company Group; (iv) retrospective reclassification due to a discontinued operation; (v) retrospective application of a change in reporting entity, such as from a reorganization of entities under common control; and (vi) retrospective revision for stock splits, reverse stock splits, stock dividends or other change in capital structure.

“Designated Employee” means any employee of any member of the Company Group who is not an Executive Officer and who is designated by the Compensation Committee as being subject to this Recovery Policy.

“Excess Incentive Compensation” means, with respect to any Executive Officer or Designated Employee, as applicable, (i) the amount of Clawback Eligible Compensation received by an Executive Officer or by a Designated Employee from any member of the Company Group that exceeds the amount that otherwise would have been received had it been determined based on the applicable restated Financial Reporting Measures following the completion of a Covered Financial Restatement and (ii) any other compensation that is computed based on, or otherwise attributable to, the amounts described in clause (i), in each case, as determined by the Compensation Committee in accordance with the Recovery Rules. The amount of Excess Incentive Compensation shall be determined on a gross basis without regard to any taxes owed or paid by the Executive Officer or Designated Employee, as applicable, on the receipt or settlement of the Clawback Eligible Compensation. For Incentive Compensation based on stock price or total shareholder return, where the amount of Excess Incentive Compensation is not subject to mathematical recalculation directly from the information in an accounting restatement, the amount shall be based on a reasonable estimate of the effect of the accounting restatement on the stock price or total shareholder return upon which the Incentive Compensation was received. For the avoidance of doubt, Excess Incentive Compensation may include Clawback Eligible Compensation received by a person after such person ceases to be an Executive Officer or Designated Employee, including a former employee of the Company Group.

“Executive Officer” means an “executive officer” of the Company (as defined in Rule 10D-1(d) under the Exchange Act).

“Financial Reporting Measures” means measures that are determined in accordance with the accounting principles used in preparing the Company Group’s financial statements, and any measures that are derived in whole or in part from such measures, including stock price and other measures based on stock price such as total shareholder return. A Financial Reporting Measure need not be presented within the financial statements or included in a filing with the Securities and Exchange Commission.

“Incentive Compensation” means any compensation that is granted, earned or becomes vested, in whole or in part, upon the attainment of a Financial Reporting Measure and as identified by the Compensation Committee in accordance with the Recovery Rules. Except as otherwise determined by the Compensation Committee, Incentive Compensation shall not include the following: (i) salaries; (ii) amounts received solely at the discretion of the Compensation Committee or the Board and that are not received from a pool that is determined by satisfying a Financial Reporting Measure performance goal; (iii) amounts received solely upon satisfying one or more subjective standards; and (iv) amounts received solely upon satisfying one or more strategic measures or operational measures. Incentive Compensation shall be considered to be “received” by an Executive Officer or Designated Employee, as applicable, in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive Compensation is achieved or attained, even if the payment or grant of the Incentive Compensation occurs after the end of that fiscal period.

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“Time-Based Compensation” means any equity-based compensation that is earned or becomes vested solely based on service or the passage of time, including, but not limited to, time-based restricted stock units. Time-Based Compensation shall be considered to be “received” by an Executive Officer or Designated Employee, as applicable, in the Company’s fiscal period during which the service- or time-based vesting condition specified in the Time-Based Compensation lapses, even if the payment or grant of the Time-Based Compensation occurs after the end of that fiscal period.

“Triggering Date” means the earlier to occur of (i) the date the Board, a committee of the Board, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare a Covered Financial Restatement or (ii) the date a court of competent jurisdiction, regulator, or other legally authorized body directs the Company to prepare a Covered Financial Restatement; provided that the recovery of Excess Incentive Compensation pursuant to this Recovery Policy as a result of this clause (ii) shall only be required if such action by such court, regulator or other legally authorized body, as applicable, is final and non-appealable.